EXHIBIT 23(e)
                                  HARVEST FUNDS
                              BOE SECURITIES, INC.

                             DISTRIBUTION AGREEMENT


     THIS DISTRIBUTION AGREEMENT (the "Agreement") is made as of September 7, 1999, between HARVEST FUNDS, a Delaware business trust (the "Trust"), having its principal place of business in Wilmington, Delaware, and BOE SECURITIES, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (the "Distributor"), having its principal place of business in Philadelphia, Pennsylvania.

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company;

     WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest ("Shares"), par value $0.01 per share, and has registered the offer and sale of the Shares under the Securities Act of 1933 (the "1933 Act");

     WHEREAS, the Trust is further authorized to issue separate series of Shares ("Series"), each Share of a Series shall represent an undivided interest in the assets, subject to the liabilities, allocated to such Series, and each Series shall have a separate investment objective and separate investment policies;

     WHEREAS, as of the date of this Agreement, the Trust has established one Series, The RISA Fund, issuing an "Institutional" class of Shares (subject to no sales or distribution charges), and the Trust may establish additional Series and/or classes of Shares in the future;

     WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD");

     WHEREAS, the Trust wishes to employ the services of the Distributor for the purpose of selling and distributing the Trust's Shares, such employment to take effect as of the date first written above; and

     WHEREAS, the Distributor wishes to provide distribution services to the Trust as set forth below;

     NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, intending to be legally bound the parties agree as follows:

     1. Sale of Shares. During the term of this Agreement, the Trust grants to the Distributor the right to sell on its behalf Shares of each Series listed on Schedule A hereto, subject to the registration requirements of the 1933 Act and the laws governing the sale of securities in various states (the "Blue Sky Laws"), under the terms and conditions set forth herein. In connection therewith, the Distributor (i) shall have the right to sell, as agent on behalf of the Trust, Shares authorized for issuance and registered under the 1933 Act and qualified for sale under Blue Sky Laws; and (ii) shall sell such Shares only in compliance with the terms set forth in the Trust's then currently effective registration statement, with any Plan of Distribution as may be in effect from time to time for any Series, and with any limitations as may be imposed from time


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to time by the Board of Trustees of the Trust. The Distributor is not obligated to sell any specific number of Shares.

     2. Selling Dealer Agreements. Subject to the supervisory authority of the Trust's Board of Trustees, the Distributor may enter into selling dealer agreements with selected dealers and others ("Selling Dealers") for the provision of distribution services related to the sale of Shares as well as other shareholder services as may be agreed by the affected parties upon terms and conditions consistent with the provisions of this Agreement. In entering into such selling agreements, the Distributor will act only on its own behalf, as principal. Each agreement with a Selling Dealer shall provide that such Selling Dealer shall act as principal and not as agent of the Trust.

     3. Sale of Shares by the Trust. The rights granted to the Distributor shall be non-exclusive in that the Trust reserves the right to sell its Shares to investors on applications received and accepted by the Trust. Further, the Trust reserves the right to issue Shares in connection with (a) the merger or consolidation of the assets of, or acquisition by the Trust through purchase or otherwise, with any other investment company, trust or personal holding company;
(b) the payment or reinvestment of dividends or distributions; or (c) any offer of exchange permitted by Section 11 of the 1940 Act.

     4. Shares Covered by this Agreement. This Agreement shall apply to all Shares of all Series of the Trust listed upon Schedule A.

     5. Public Offering Price. Except as otherwise noted in the Trust's current Prospectus (the "Prospectus") or Statement of Additional Information (the "SAI") with respect to each Series and each class of Shares, all Shares sold to investors by the Distributor or the Trust will be sold at the public offering price without a sales load. The public offering price for all accepted subscriptions will be the net asset value per Share, determined in the manner described in the Trust's current Prospectus or SAI with respect to the applicable Series or class. The Trust shall in all cases receive the net asset value per Share on all such sales.

     6. Suspension of Sales. If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be processed by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and the Distributor's authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust. In addition, the Trust and Distributor reserve the right to reject any purchase order.

     7. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for Shares of the Trust. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers.

     8. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the appropriate registration statements, Prospectuses or SAI's filed with the Securities and Exchange Commission under the 1933 Act (as those registration statements, Prospectuses and SAI's may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use. This shall not be construed to prevent the Distributor from preparing and distributing, in compliance with applicable laws and regulations, sales literature or other material as it may deem appropriate. Distributor will furnish or cause to be furnished copies of such sales literature or other material to the President of the Trust or his designee and will provide that designee with a reasonable opportunity to


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comment on it. Distributor agrees to take appropriate action to cease using such sales literature or other material to which the Trust reasonably objects as promptly as practicable after receipt of the objection.

     9. Registration of Shares. The Trust agrees that it will take all actions necessary to register Shares under the 1933 Act (subject to necessary approval, if any, of its shareholders) and qualify Shares for sale in such states as determined by the Trust's Board of Trustees so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell. The Trust will at all times keep the Distributor advised of all States in which the Shares are qualified for sale. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of each Series of the Trust.

     10. Repurchase of Shares. The Distributor as agent and for the account of the Trust may repurchase Shares offered for resale to it and redeem such Shares at their net asset value.

     11. Expenses, Compensation and Reimbursement.

     (a)  The Trust shall pay all fees and expenses:

          (i) in connection with the preparation, setting in type and filing of any registration statement, Prospectus and SAI under the 1933 Act, and any amendments thereto, for the registration of the Shares;

          (ii) in connection with the qualification of Shares for sale in the various states in which the Trust's Board of Trustees shall determine it advisable to qualify such shares for sale (including registering the Trust or Series as a broker or dealer, or any officer of the Trust as agent or salesperson, in any state);

          (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Trust in their capacity as such; and

          (iv) of preparing, setting in type, printing and mailing Prospectuses, SAI's, and any supplements thereto, sent to existing shareholders.

     (b)  The Distributor shall pay costs of:

          (i) advertising and sales literature used in connection with the offering of Shares for sale to the public including, but not limited to the following: public relations services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature, data processing necessary to support a distribution effort, printing and mailing prospectuses and distribution and shareholder servicing activities of brokers/dealers and other financial institutions; and

          (ii) filing fees required by regulatory authorities for sales literature and advertising materials and any additional out-of-pocket expenses incurred in connection with these and any other costs of distribution.

     (c) In addition to the services described above, Distributor will provide services including assistance in the production of marketing and advertising materials for the sale of the Shares and their review for compliance with applicable regulatory requirements.


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     (d)  In connection with the services to be provided by the Distributor under this Agreement, the Distributor shall receive:

          (i) from the Trust, in connection with the sale and distribution of the Shares, such payments as shall be authorized to be paid by the Trust pursuant to any Plan of Distribution that may be adopted by the Trust in accordance with Rule 12b-1 under the 1940 Act;

          (ii) from the Trust's investment adviser, RISA Investment Advisers, LLC ("RISA Advisers"), reimbursement for fees and expenses incurred by the Distributor in connection with the sale and distribution of Shares to include, without limitation, the fees and expenses detailed in Section 11(b) above; and

          (iii) from RISA Advisers, a distribution fee in the amount of $1,000 per month, payable monthly in arrears on the fifteenth (15th) day after the end of each calendar month.

     12. Indemnification.

     (a) The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each an "Indemnified Person" for purposes of this Section 12(a)) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, alleging any wrongful act of the Trust or any of its employees or representatives, or based upon the grounds that the registration statements, Prospectuses, SAI's, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading. However, the Trust does not agree to indemnify any Indemnified Person or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust in writing by or on behalf of any Indemnified Persons. In no case (i) is the indemnity of the Trust in favor of any Indemnified Person to be deemed to protect any Indemnified Person against any liability to the Trust or its security holders to which any Indemnified Person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) shall the Trust be liable under its indemnity agreement contained in this Section 12(a) with respect to any claim made against any Indemnified Person unless such person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such person or after such person shall have received notice of service on any designated agent. However, except to the extent the Trust is harmed thereby, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to any Indemnified Person against whom such action is brought other than on account of its indemnity agreement contained in this Section 12(a). The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel


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          chosen by it and satisfactory to each Indemnified Person who is a defendant in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, each Indemnified Person who is a defendant in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse each Indemnified Person who is a defendant in the suit, for the reasonable fees and expenses of one counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against the Trust or any of its officers or Trustees in connection with the issuance or sale of any of the Shares.

     (b) The Distributor also covenants and agrees that it will indemnify and hold harmless the Trust and each of its trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (each an "Indemnified Person" for purposes of this Section 12(b)), against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, alleging any wrongful act of the Distributor or any of its employees or representatives, or alleging that the registration statements, Prospectuses, SAI's, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of any Indemnified Person to be deemed to protect any Indemnified Person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) shall the Distributor be liable under its indemnity agreement contained in this Section 12(b) with respect to any claim made against any Indemnified Person unless such person shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such person or after such person shall have received notice of service on any designated agent. However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to any Indemnified Person against whom the action is brought other than on account of its indemnity agreement contained in this Section 12(b). In the case of any notice to the Distributor, it shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to each Indemnified Person who is a defendant in the suit. In the event the Distributor elects to assume the defense of any suit and retain counsel, each Indemnified Person who is a defendant in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse each Indemnified Person who is a defendant in the suit for the reasonable fees and expenses of one counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Shares.


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     13. Liability of the Distributor. The Distributor shall not be liable for any damages or loss suffered by the Trust in connection with the matters to which this Agreement relates, except for damage or loss resulting from the willful misfeasance, bad faith, reckless disregard or gross negligence on the Distributor's part in the performance of its duties under this Agreement.

     14. Acts of God, etc. The Distributor shall not be liable for any delays or errors occurring by reason of circumstances not reasonably foreseeable and beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communication or power supply. In addition, in the event of equipment breakdowns which are (i) beyond the reasonable control of the Distributor and (ii) not primarily attributable to the failure of the Distributor to reasonably maintain or provide for the maintenance of such equipment, the Distributor shall, at no additional expense to the Trust, take reasonable steps in good faith to minimize service interruptions but shall have no liability with respect thereto.

     15. Effectiveness, Termination, etc. This Agreement shall become effective as of the date first written above, and unless terminated as provided herein, shall continue in force for two (2) years from the date of its execution and thereafter from year to year, provided continuance is approved at least annually by either (i) the vote of a majority of the trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those trustees of the Trust who are not interested persons of the Trust and who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this Section 15, the terms "vote of a majority of the outstanding voting securities," "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or as hereafter amended. In addition to termination by failure to approve continuance or by assignment, this Agreement may at any time be terminated without the payment of any penalty by vote of a majority of the trustees of the Trust who are not interested persons of the Trust, or by vote of a majority of the outstanding voting securities of the Trust, on not more than sixty (60) days' written notice to the Distributor. This Agreement may be terminated by the Distributor upon not less than sixty
(60) days' prior written notice to the Trust.

     16. Amendment. The Distributor and the Trust shall regularly consult with each other regarding the Distributor's performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Trust shall submit to the Distributor, at a reasonable time in advance of filing with the SEC, copies of any amended or supplemented registration statement of the Trust (including exhibits) under the 1933 Act and the 1940 Act and, of a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such materials that would require any change in Distributor's obligations under this Agreement shall be subject to the Distributor's approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein increases the cost or potential liability to the Distributor in performing its obligations hereunder by more than an insubstantial amount, the Distributor shall be entitled to receive reasonable compensation therefor.

     This Agreement may be amended at any time by mutual consent of the parties, provided that such consent of the Trust shall have been approved (i) by the Trustees of the Trust, or by a vote of a majority of the outstanding voting securities of the Trust, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Distributor or of the Trust cast in person at a meeting called for the purpose of voting on such amendment.


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     17. Notice. Any notice given by a party under this Agreement shall be given in writing addressed and hand delivered or sent by registered or certified mail, postage prepared, to the other party to this Agreement at the address designated by such party for receipt of notices. Until further notice pursuant to this Agreement, each party's address for receipt of notices shall be the address set forth on the signature page of this Agreement.

     18. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     19. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws (without regard, however, to laws as to conflicts of law) of the Commonwealth of Pennsylvania.

     20. Shareholder Liability. Distributor acknowledges that it has received notice of and accepts the limitations of liability set forth in the Trust's Agreement and Declaration of Trust. Distributor agrees that the Trust's obligations hereunder shall be limited to the Trust and its assets, and that Distributor shall have recourse solely against the assets of the Series with respect to which the Trust's obligations hereunder relate and shall have no recourse against the assets of any other Series or against any shareholder, Trustee, officer, employee, or agent of the Trust.

     21. Compliance with Laws. The Distributor represents that it is registered as a broker-dealer under the 1934 Act and a member in good standing of the NASD and agrees to maintain such registration and membership throughout the terms of this Agreement. The Distributor shall comply with all applicable provisions of the 1940 Act, the 1933 Act, the 1934 Act and other Federal and state laws in connection with the sale of the Shares.

     22. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                           HARVEST FUNDS

                                           By: /s/ Oliver St. C. Franklin
                                               --------------------------------
                                               Oliver St. C. Franklin, Chairman


                                           BOE SECURITIES, INC.

                                           By: /s/ Bufus Outlaw
                                               --------------------------------
                                               Bufus Outlaw, President


Agreement to expense reimbursement
and payment of monthly distribution fee to BOE Distributors, Inc. as Distributor:

RISA INVESTMENT ADVISERS, LLC
    as Investment Advisor


By: /s/ O. Sam Folin
    -------------------------------
    O. Sam Folin, Managing Director


Date: September 7, 1999
      -----------------


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                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

                                  HARVEST FUNDS
                            Series and Class Listing


The RISA Fund
- Institutional Class Shares